EXHIBIT (g)2

Execution copy

AMENDMENT TO AMENDED AND RESTATED CUSTODIAN AGREEMENT

Amendment dated May 18, 2010, to the Amended and Restated Custodian Agreement dated February 9, 2001, as amended (the “Agreement”), between Dodge & Cox Funds (the “Fund”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Fund and the Custodian wish to amend certain provisions of the Agreement to (a) allow for delivery out of margin in connection with trading in futures or options on futures contracts entered into by the Fund; (b) revise the provisions for segregated accounts; and (c) revise the provisions for Proper Instructions (as defined in the Agreement).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Custodian and the Fund hereby amend the Agreement, pursuant to the terms thereof, as follows:

I.	Section 2.2(14) is amended by deleting he word “and” at the end therof, and new Section 2.2(15) is hereby added, and existing Section 2.2(15) is hereby amended and renumbered Section 2.2(16) as set forth below:

SECTION 2.2 DELIVERY OF SECURITIES.

(15)	For delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Fund; and

(16)	For any other purpose, but only upon receipt of Proper Instructions specifying the securities of the Fund to be delivered and naming the person or persons to whom delivery of such securities shall be made.

II.	New Section 2.6(7) is hereby added and existing Section 2.6(7) is hereby amended and renumbered Section 2.6(8) as set forth below:

SECTION 2.6 PAYMENT OF FUND MONIES

(7)	For payment as initial or variation margin in connection with futures or options on futures contracts entered into by the Fund; and

(8)	For any other purpose, but only upon receipt of Proper Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

III.	Clause (iv) of Section 2.9 (entitled “SEGREGATED ACCOUNT”) is amended and replaced as follows:

(iv)	for any other purpose upon receipt of Proper Instructions.

IV.	Section 6 is amended and replaced as follows:

SECTION 6. PROPER INSTRUCTIONS

“Proper Instructions,” which may also be standing instructions, as used throughout this Agreement shall mean instructions received by the Custodian from the Fund, the Fund’s investment manager or a person or entity duly authorized by either of them. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the person or entity giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Funds Transfer Addendum to this Agreement, the terms of which are hereby agreed to. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed promptly in writing. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement, which requires a segregated asset account in accordance with Section 2.9 of this Agreement. The Fund or the Fund’s investment manager shall cause its duly authorized officer to certify to the Custodian in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Fund to the contrary.

V.	Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect. In the event of any conflict between the terms of the Agreement prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative under seal as of the date first above written.

DODGE & COX FUNDS

By:

Name:

Title:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

Amendment to Amended and Restated Custodian Agreement